Exhibit 10.16

REPRESENTATION, WARRANTY AND INDEMNITY AGREEMENT

THIS REPRESENTATION, WARRANTY AND INDEMNITY AGREEMENT (this “Agreement”) is made and entered into as of February 15, 2010 (the “Effective Date”) by and among the parties listed on Exhibit A hereto (each individually a “Nominee,” and collectively, the “Nominees”), Hudson Pacific Properties, L.P., a Maryland limited partnership (the “Operating Partnership”), and Hudson Pacific Properties, Inc., a Maryland corporation (the “Company”). Capitalized terms not expressly defined herein shall have the meanings ascribed to such terms in the Contribution Agreement (defined below).

RECITALS

WHEREAS, the Operating Partnership desires to consolidate the ownership of a portfolio of properties (the “Participating Properties”) through a series of transactions (the “Formation Transactions”) whereby the Operating Partnership will acquire direct interests in the Participating Properties (the “Property Interests”) or, directly or indirectly, some or all of the interests in certain limited partnerships, certain limited liability companies and certain other entities (collectively, the “Participating Partnerships”), which currently own or ground lease, directly or indirectly, the Participating Properties, or a combination of the foregoing;

WHEREAS, the Formation Transactions relate to the proposed initial public offering (the “Public Offering”) of the common stock (“Common Stock”) of the Company, which will operate as a self-administered and self-managed real estate investment trust (“REIT”) within the meaning of Section 856 of the Internal Revenue Code of 1986, as amended (the “Code”) and which is the sole general partner of the Operating Partnership;

WHEREAS, the owners of the Property Interests and the partners and members of the Participating Partnerships will either transfer their Property Interests or interests in the Participating Partnerships, as applicable, to the Operating Partnership in exchange for cash, shares of Common Stock, common units of limited partnership interest (“OP Units”) in the Operating Partnership and/or preferred units of limited partnership interest (“Series A Preferred OP Units”) in the Operating Partnership;

WHEREAS, TMG-Flynn SOMA, LLC, a Delaware limited liability company (the “Contributor”), has entered into that certain Contribution Agreement dated as of even date herewith (the “Contribution Agreement,” the form of which is attached hereto as Exhibit B), to contribute to the Operating Partnership its interests in the Participating Partnership identified therein (the “Partnership”), including all of its rights, titles and interests, free and clear of all Liens, as a partner or member in the Partnership, including, without limitation, all of its voting rights and interests in the capital, profits and losses of the Partnership or any property distributable therefrom, constituting all of its interests in and to the Partnership (such right, title and interest in and to the Partnership are hereinafter collectively referred to as the “Partnership Interests”), in exchange for shares of Common Stock and/or OP Units, as applicable, on the terms and subject to the conditions set forth in the Contribution Agreement, including the delivery of such consideration to the Nominees party hereto;

WHEREAS, the parties acknowledge that the Operating Partnership’s (i) acquisition of the Partnership Interests, the Contributed Assets and the Assumed Agreements (each as defined in Section 1.2 of the Contribution Agreement), and (ii) assumption of the Assumed Liabilities (as defined in Section 1.4 of the Contribution Agreement), is in anticipation of the consummation of the Formation Transactions and the Public Offering. The parties further acknowledge that such acquisition and assumption by the Operating Partnership is conditioned upon the concurrent closing of the contributions contemplated by that certain Contribution Agreement dated as of the date hereof (the “Farallon Contribution Agreement,” the form of which is attached hereto as Exhibit C), by and among SGS Investors, LLC, a Delaware limited liability company (“SGS”), HFOP Investors, LLC, a Delaware limited liability company (“HFOP”), and Soma Square Investors, LLC, a Delaware limited liability company (“Soma Square” and, together with SGS and HFOP, the “Farallon Contributors”), the Operating Partnership and the Company. Additionally, it is understood that the Operating Partnership expects to acquire in the Formation Transactions the additional Participating Properties and Participating Partnerships indicated on Exhibit A-2 to the Contribution Agreement, and may acquire interests in additional properties with the proceeds of the Public Offering.

WHEREAS, the parties further acknowledge that, in connection with the Formation Transactions, each of the Nominees shall have certain rights and obligations with respect to the shares of Common Stock and/or OP Units, as applicable, delivered to it pursuant to the Contribution Agreement, including, but not limited to, the obligation to severally indemnify the Operating Partnership and the Company (each of which is an “Indemnified Party”) with respect to the breach of the representations, warranties and covenants set forth herein, and with respect to the Contributor’s breach of the representations, warranties and covenants set forth in the Contribution Agreement, as and to the extent more particularly set forth herein.

NOW, THEREFORE, for and in consideration of the foregoing premises, and the mutual undertakings set forth below, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

TERMS OF AGREEMENT

ARTICLE I.

REPRESENTATIONS AND WARRANTIES

Each Nominee hereby severally, and not jointly or jointly and severally, represents and warrants to the Company and the Operating Partnership as set forth below in this Article I, which representations and warranties are true and correct in all material respects (except for such representations and warranties that are qualified by materiality or Material Adverse Effect (as defined below), which representations and warranties shall have been true and correct in all respects) as of the date hereof and will (except to the extent expressly relating to a specified date) be true and correct in the manner described above as of the date of Pre-Closing:

Section 1.1 Organization; Authority; Qualification. Such Nominee that is not an individual has been duly formed, and is validly existing and in good standing, to the extent applicable, under the laws of the jurisdiction of its formation. Such Nominee that is not an individual has all requisite power and authority to enter into this Agreement, each agreement contemplated hereby to which it is a party and to carry out the transactions contemplated hereby and thereby.

Section 1.2 Due Authorization; Capacity. The execution, delivery and performance of this Agreement by such Nominee that is not an individual have been duly and validly authorized by all necessary action of such Nominee and its members or partners. Such Nominee that is an individual has the legal capacity to enter into this Agreement. This Agreement and each agreement, document and instrument executed and delivered by or on behalf of such Nominee pursuant hereto constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of such Nominee, each enforceable against such Nominee in accordance with its terms, as such enforceability may be limited by bankruptcy or the application of equitable principles.

Section 1.3 Consents and Approvals. Except as shall have been satisfied prior to the Closing Date and as set forth in Schedule 2.3 to the Disclosure Schedule to the Contribution Agreement, as of the date hereof, no consent, waiver, approval or authorization of any third party or Governmental Entity is required to be obtained by such Nominee in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby, except for those consents, waivers, approvals or authorizations, the failure of which to obtain would not have a material adverse effect on the ability of such Nominee to consummate the transactions contemplated hereby (a “Material Adverse Effect”).

Section 1.4 No Violation. Except as shall have been cured to the reasonable satisfaction of the Operating Partnership, consented to or waived in writing by the Operating Partnership prior to the Closing Date or as set forth in Schedule 2.5 to the Disclosure Schedule to the Contribution Agreement, none of such Nominee’s execution, delivery or performance of this Agreement, any agreement contemplated hereby and the transactions contemplated hereby and thereby does or will, with or without the giving of notice, lapse of time, or both, violate, conflict with, result in a breach of, or constitute a default under or give to others any right of termination, acceleration, cancellation or other right adverse to the Operating Partnership of (A) the organizational documents, including the operating agreement, if any, of such Nominee that is not an individual, (B) any agreement, document or instrument to which such Nominee is a party or by which such Nominee is bound or (C) any term or provision of any judgment, order, writ, injunction, or decree, or require any approval, consent or waiver of, or make any filing with, any person or governmental or regulatory authority or foreign, federal, state, local or other law binding on such Nominee or any of its assets or properties; provided, in the case of (B) and (C) above, unless any such violation, conflict, breach, default or right would not have a Material Adverse Effect.

Section 1.5 Non-Foreign Status. Such Nominee is a United States person (as defined in Section 7701(a)(30) of the Code), and is, therefore, not subject to the provisions of the Code relating to the withholding of sales proceeds to foreign persons, and is not subject to any state withholding requirements. Such Nominee will provide affidavits at the Closing to this effect as provided for in Section 4.1(c) of this Agreement.

Section 1.6 Withholding. Such Nominee shall execute at Closing such certificates or affidavits reasonably necessary to document the inapplicability to it of any United States federal or state withholding provisions, including without limitation those referred to in Section 1.5 above. If such Nominee fails to provide such certificates or affidavits, the Operating Partnership may withhold a portion of any payments otherwise to be made to such Nominee as required by the Code or applicable state law. To the extent amounts are so withheld by the Operating Partnership, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Nominee.

Section 1.7 Investment Purposes. Such Nominee acknowledges its understanding that the offering and issuance of the Common Stock and/or OP Units to be acquired by it pursuant to the Contribution Agreement, as a nominee of the Contributor thereunder, are intended to be exempt from registration under the Securities Act of 1933, as amended, and the rules and regulations in effect thereunder (the “Act”) and that the Operating Partnership’s reliance on such exemption is predicated in part on the accuracy and completeness of the representations and warranties of such Nominee contained herein. In furtherance thereof, such Nominee, severally, and not jointly or jointly and severally, represents and warrants to the Company and the Operating Partnership as follows:

1.7.1 Investment. Such Nominee is acquiring Common Stock and/or OP Units solely for its own account for the purpose of investment and not as a nominee or agent for any other person (other than the Contributor) and not with a view to, or for offer or sale in connection with, any distribution of any thereof. Such Nominee agrees and acknowledges that it will not, directly or indirectly, offer, transfer, sell, assign, pledge, hypothecate or otherwise dispose of (hereinafter,

“Transfer”) any of the Common Stock and/or OP Units, as applicable, unless (i) the Transfer is pursuant to an effective registration statement under the Act and qualification or other compliance under applicable blue sky or state securities laws, (ii) counsel for such Nominee (which counsel shall be reasonably acceptable to the Operating Partnership, it being agreed that Richards, Kibbe & Orbe LLP is acceptable to the Operating Partnership) shall have furnished the Operating Partnership with an opinion, reasonably satisfactory in form and substance to the Operating Partnership, to the effect that no such registration is required because of the availability of an exemption from registration under the Act, or (iii) the Transfer is otherwise permitted by the OP Agreement. The term “Transfer” shall not include any redemption of the OP Units or exchange of the OP Units for REIT Shares pursuant to Section 8.6 of the OP Agreement. Notwithstanding the foregoing, no Transfer shall be made unless it is permitted under the OP Agreement.

1.7.2 Knowledge. Such Nominee is knowledgeable, sophisticated and experienced in business and financial matters and fully understands the limitations on transfer imposed by the Federal securities laws and as described in this Agreement. Such Nominee is able to bear the economic risk of holding the Common Stock and/or OP Units for an indefinite period and is able to afford the complete loss of its investment in the Common Stock and/or OP Units, as applicable; such Nominee has received and reviewed all information and documents about or pertaining to the Company, the Operating Partnership, the business and prospects of the Company and the Operating Partnership and the issuance of the Common Stock and/or OP Units, as applicable, as such Nominee deems necessary or desirable, has had cash flow and operations data for the Property made available by the Operating Partnership upon request and has been given the opportunity to obtain any additional information or documents and to ask questions and receive answers about such information and documents, the Company, the Operating Partnership, the Property, the business and prospects of the Company and the Operating Partnership and the Common Stock and/or OP Units, as applicable, which such Nominee deems necessary or desirable to evaluate the merits and risks related to its investment in the Common Stock and/or OP Units, as applicable, and to conduct its own independent valuation of the Property. Such Nominee has reviewed with its legal counsel and tax advisors the forms of Articles of Amendment and Restatement, Amended and Restated Bylaws and OP Agreement (forms of which are attached as Appendix B, Appendix C and Appendix D to the Contribution Agreement, respectively).

1.7.3 Holding Period. Such Nominee acknowledges that it has been advised that (i) if such Nominee is receiving OP Units, the OP Units are not redeemable or exchangeable for REIT Shares for a minimum of fourteen (14) months, (ii) the Common Stock and OP Units issued pursuant to the Contribution Agreement, and any REIT Shares issued in exchange for, or in respect of a redemption of, OP Units, are “restricted securities” (unless registered in accordance with applicable U.S. securities laws) under applicable federal securities laws and may be disposed of only pursuant to an effective registration statement or an exemption therefrom and such Nominee understands that the Operating Partnership has no obligation or intention to register any OP Units and the Company has no obligation to register such Nominee’s Common Stock, if applicable, except to the extent set forth in the Registration Rights Agreement; accordingly, such Nominee may have to bear indefinitely the economic risks of an investment in such Common Stock and/or OP Units, (iii) a restrictive legend in the form hereafter set forth shall be placed on the Share Certificates and OP Unit Certificates (and any certificates representing REIT Shares for which OP Units may, in certain circumstances, be exchanged or redeemed), and (iv) a notation shall be made in the appropriate records of the Operating Partnership and the Company indicating that the Common Stock and OP Units (and any REIT Shares for which OP Units may, in certain circumstances, be exchanged or redeemed) are subject to restrictions on transfer.

1.7.4 Accredited Investor. Such Nominee is an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D under the Act). Such Nominee has previously provided the Operating Partnership and the Company with a duly executed Accredited Investor Questionnaire. No event or circumstance has occurred since delivery of such Nominee’s Questionnaire to make the statements contained therein false or misleading.

1.7.5 Legend. Such Nominee acknowledges that each OP Unit Certificate, if any, issued pursuant to the Contribution Agreement (and any certificates representing REIT Shares for which OP Units may, in certain circumstances, be exchanged or redeemed), unless registered in accordance with applicable U.S. securities laws, shall bear the following legend:

The securities evidenced hereby have not been registered under the Securities Act of 1933, as amended (the “Act”), or the securities laws of any state and may not be sold, transferred or otherwise disposed of in the absence of such registration, unless, except in limited circumstances, the transferor delivers to the company an opinion of counsel satisfactory to the company, to the effect that the proposed sale, transfer or other disposition may be effected without registration under the Act and under applicable state securities or “Blue Sky” laws;

Such Nominee acknowledges that, in addition to the foregoing legend, each Share Certificate, if any, issued pursuant to the Contribution Agreement (and any certificates representing REIT Shares for which the OP Units may, in certain circumstances, be exchanged) shall also bear a legend that generally provides the following:

The shares represented by this certificate are subject to restrictions on Beneficial and Constructive Ownership and Transfer for the purpose, among others, of the Corporation’s maintenance of its status as a Real Estate Investment Trust under the Internal Revenue Code of 1986, as amended (the “Code”). Subject to certain further restrictions and except as expressly provided in the Corporation’s Charter, (i) no Person may Beneficially or Constructively Own shares of the Corporation’s Common Stock in excess of 9.8% (in value or number of shares) of the outstanding shares of Common Stock of the Corporation unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (ii) no Person may Beneficially or Constructively Own shares of Capital Stock of the Corporation in excess of 9.8% of the value of the total outstanding shares of Capital Stock of the Corporation, unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (iii) no Person may Beneficially or Constructively Own Capital Stock that would result in the Corporation being “closely held” under Section 856(h) of the Code or otherwise cause the Corporation to fail to qualify as a REIT; and (iv) no Person may Transfer shares of Capital Stock if such Transfer would result in the Capital Stock of the Corporation being owned by fewer than 100 Persons. Any Person who Beneficially or Constructively Owns or attempts to Beneficially or Constructively Own shares of Capital Stock which causes or will cause a Person to Beneficially or Constructively Own shares of Capital Stock in excess or in violation of the above limitations must immediately notify the Corporation. If any of the restrictions on transfer or ownership set forth in (i) through (iii) above are violated, the shares of Capital Stock represented hereby will be automatically transferred to a Trustee of a Trust for the benefit of one or more Charitable Beneficiaries. In addition, the Corporation may take other actions, including redeeming shares upon the terms and conditions specified by the Board of Directors in its sole and absolute discretion if the Board of Directors determines that ownership or a Transfer or other event may violate the restrictions described above. Furthermore, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void ab initio. All capitalized terms in this legend have the meanings defined in the Charter of the Corporation, as the same may be amended from time to time, a copy of which, including the restrictions on transfer and ownership, will be furnished to each holder of Capital Stock of the Corporation on request and without charge. Requests for such a copy may be directed to the Secretary of the Corporation at its Principal Office.

Section 1.8 No Brokers. Except as set forth in Schedule 2.9 to the Disclosure Schedule to the Contribution Agreement, neither such Nominee nor any of its officers, directors or employees, to the extent applicable, has employed or made any agreement with any broker, finder or similar agent or any person or firm which will result in the obligation of the Company, the Operating Partnership or any of their affiliates (including any of the Partnerships and/or Entities) to pay any finder’s fee, brokerage fees or commissions or similar payment in connection with the transactions contemplated by the Contribution Agreement.

Section 1.9 Exclusive Representations. Except as set forth herein, such Nominee makes no representation or warranty of any kind, express or implied, and each of the Operating Partnership and the Company acknowledges that it has not relied upon any other such representation or warranty.

ARTICLE II.

COVENANTS

Section 2.1 Prorations and Adjustments. Each Nominee covenants, severally and not jointly or jointly and severally, to bear its pro rata share of the net proration credit to or charge against the Contributor on account of the prorations and adjustments to be made at Closing (based on prorations determined as of the Determination Date), as determined in accordance with the terms of the Contribution Agreement, and applied pursuant to Section 2.6(e) thereof. Each Nominee acknowledges that (i) such net proration credit to or charge against the Contributor may be applied to the Nominees through a pro rata adjustment to the number of OP Units and/or share of Common Stock (for purposes of this Section 2.1, collectively referred to as “common equity equivalents”) being transferred by the Operating Partnership to the Nominees, or a pro rata cash payment at Closing (in either event based on the proportional allocation of common equity equivalents to each Nominee, and otherwise determined pursuant to Section 2.6(e) of the Contribution Agreement), and (ii) any proration adjustments made following the Closing shall be paid by either the Operating Partnership or the Nominees (pro rata based on the proportional allocation of common equity equivalents to each Nominee, and otherwise determined pursuant to Section 2.6(e) of the Contribution Agreement), as applicable, in cash promptly following the determination of such amount in accordance with the provisions of Section 2.6 of the Contribution Agreement.

Section 2.2 Closing Costs. Each Nominee covenants, severally and not jointly or jointly and severally, to pay in their entirety or bear its pro rata share (based on the value of the equity received by such Nominee) of, as applicable, any closing costs or other payments which are the responsibility the Nominees pursuant to and in accordance with the terms of Section 2.5 of the Contribution Agreement.

ARTICLE III.

INDEMNIFICATION

Section 3.1 Survival Of Representations And Warranties; Remedy For Breach.

(a) Subject to Section 3.7 of this Agreement, all representations and warranties contained herein (as qualified by the Disclosure Schedule to the Contribution Agreement) or in any Exhibit, certificate or affidavit delivered by a Nominee pursuant hereto, shall survive the Closing.

(b) Notwithstanding anything to the contrary in the Contribution Agreement or this Agreement, following the Closing and issuance of Common Stock and/or OP Units to the Nominees, no Nominee shall be liable under this Agreement (or the Contribution Agreement) for monetary damages (or otherwise) for (i) the Contributor’s breach of any representation, warranty, covenant or obligation of the Contributor contained in the Contribution Agreement or in any Schedule, Exhibit, certificate or affidavit delivered by the Contributor pursuant thereto, or (ii) breach of any of its representations, warranties, covenants and obligations contained in this Agreement (other than the covenants and obligations set forth in Article 2 hereof), or in any Exhibit, certificate or affidavit delivered by such Nominee pursuant hereto, other than pursuant to the succeeding provisions of this Article 3, which, except as provided in Sections 6.13, 6.14 and 6.15 of this Agreement, shall be the sole and exclusive remedy with respect thereto. In furtherance of the foregoing provision relating to exclusive remedy, each of the Operating Partnership and the Company hereby expressly waives any rights or claims it may have to pursue any remedy against the Nominees or any of their affiliates following the Closing and issuance of Common Stock and/or OP Units to the Nominees, whether under statute or common law, including, without limitation, any rights arising under any Environmental Law, other than (i) as provided in this Article 3 or in Sections 6.13, 6.14 and 6.15 of this Agreement, and (ii) with respect to the covenants and obligations described in Article 2. In no event shall the constituent members, partners, employees, officers, directors, managers, advisers, agents or representatives of the Contributor or of any Nominee be liable for monetary damages (or otherwise) for any breach of any of the representations, warranties, covenants and obligations contained in the Contribution Agreement or this Agreement or in any Schedule, Exhibit, certificate or affidavit attached hereto or thereto or delivered by the Contributor or such Nominee pursuant thereto or hereto.

Section 3.2 General Indemnification.

(a) From and after the Closing Date, each Nominee shall, severally and not jointly or jointly and severally (as determined below), indemnify, hold harmless and defend each Indemnified Party from and against any and all Losses asserted against, imposed upon or incurred by the Indemnified Party, to the extent resulting from (i) any breach of a representation, warranty, covenant or obligation of such Nominee contained in this Agreement, or in any Exhibit, certificate or affidavit delivered by such Nominee pursuant hereto or pursuant to the Contribution Agreement, and (ii) any breach by the Contributor of a representation, warranty, covenant or obligation contained in the Contribution Agreement, or in any Schedule, Exhibit, certificate or affidavit delivered by the Contributor pursuant thereto. In each case, the indemnifying party or parties shall (collectively, if applicable) only bear the fees, costs or expenses in connection with the employment of one counsel (regardless of the number of Indemnified Parties). For avoidance of doubt, in no event shall the obligations of any Nominee under the Contribution Agreement and hereunder be duplicative.

(b) Each Nominee shall also, severally and not jointly or jointly and severally (as determined above), indemnify and hold harmless the Indemnified Parties from and against any and all Losses asserted against, imposed upon or incurred by the Indemnified Parties to the extent resulting from an unrelated third-party claim arising from (i) the Contributor’s failure to timely pay any fees and expenses of the Contributor for which it is responsible pursuant to the Contribution Agreement in connection with the transactions contemplated thereby, (ii) such Nominee’s failure to timely pay any fees and expenses of such Nominee for which it is responsible pursuant to this Agreement or pursuant to the Contribution Agreement in connection with the transactions contemplated by each such agreement, and (iii) any Excluded Liabilities of the Contributor.

(c) With respect to any claim of an Indemnified Party pursuant to this Section 3.2, to the extent available, the Operating Partnership agrees to use diligent good faith efforts to pursue and collect any and all available proceeds and benefits of any right to defense under any insurance policy which covers the matter which is the subject of the indemnification prior to seeking indemnification from a Nominee until all proceeds and benefits, if any, to which the Operating Partnership or the Indemnified Party is entitled pursuant to such insurance policy have been exhausted; provided, however, that the Operating Partnership may make a claim under this Section 3.2 even if an insurance coverage dispute is pending, in which case, if the Indemnified Party later receives insurance proceeds with respect to any Losses paid by a Nominee for the benefit of any Indemnified Party, then the Indemnified Party shall reimburse such Nominee in an amount equivalent to such proceeds in excess of any deductible amount pursuant to Section 3.6(a) up to the amount actually paid (or deemed paid) by such Nominee to the Indemnified Party in connection with such indemnification (it being understood that all costs and expenses incurred by a Nominee with respect to insurance coverage disputes shall constitute Losses paid by such Nominee for purposes of Section 3.2(a)).

3.3 Pledge Agreement. At the IPO Closing, each Nominee shall execute (or have executed on its behalf by the Attorney-in-Fact (as defined in Section 4.3 below) a Pledge Agreement in the form attached as Exhibit H to the Contribution Agreement (the “Pledge Agreement”), pursuant to which such Nominee’s indemnity contained in this Article 3 shall be secured by a pledge of such Common Stock and/or OP Units equal to 10% of such Nominee’s Total Consideration, and which pledge will be in full satisfaction of any liability obligations of such Nominee.

3.4 Agent for Pledgees.

(a) Each Indemnified Party by accepting the benefits of this Agreement hereby designates and appoints the Operating Partnership as its agent under the Pledge Agreement, and each Indemnified Party hereby irrevocably authorizes the Operating Partnership to take such action or to refrain from taking such action on its behalf under the provisions of the Pledge Agreement and to exercise such powers as are set forth therein, together with such other powers as are reasonably incidental thereto. The Operating Partnership is authorized and empowered to amend, modify or waive any provisions of the Pledge Agreement on behalf of the Indemnified Parties. The Operating Partnership agrees to act as such on the express conditions contained in this Section 3.4. The provisions of this Section 3.4 are solely for the benefit of the Operating Partnership and the Indemnified Parties and no Nominee shall have any obligations under or rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under the Pledge Agreement, the Operating Partnership shall act solely as an administrative representative of the Indemnified Parties and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for the Indemnified Parties, by or through its agents or employees.

(b) The Operating Partnership shall have no duties, obligations or responsibilities to the Indemnified Parties except those expressly set forth in this Section 3.4 or in the Pledge Agreement. Neither the Operating Partnership nor any of its officers, directors, employees or agents shall be liable to any Indemnified Party for any action taken or omitted by them under this Section 3.4 or under the Pledge Agreement, or in connection with this Section 3.4 or the Pledge Agreement, except that the Operating Partnership shall be obligated on the terms set forth in this Section 3.4 for performance of its express obligations under the Pledge Agreement. In performing its functions and duties under the Pledge Agreement, the Operating Partnership shall exercise the same care which it would exercise in dealing with a security interest in collateral held for its own account, but the Operating Partnership shall not be responsible to any Indemnified Party for any recitals, statements, representations or warranties in the Pledge Agreement or for the execution, effectiveness, genuineness, validity, enforceability or sufficiency of the Pledge Agreement or the collateral or the transactions contemplated thereby. The Operating Partnership shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of the Pledge Agreement.

(c) The Operating Partnership shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message or other communication (including any writing, telex, telecopy or telegram) believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper person, and with respect to all matters pertaining to this Section 3.4 and the Pledge Agreement and its duties under this Section 3.4 or the Pledge Agreement, upon advice of counsel selected by it. The Operating Partnership shall be entitled to rely upon the advice of legal counsel, independent accountants, and other experts selected by the Operating Partnership in its sole discretion.

3.5 Notice and Defense of Claims. As soon as reasonably practicable after receipt by the Indemnified Party of notice of any liability or claim incurred by or asserted against the Indemnified Party that is subject to indemnification under this Article 3, the Indemnified Party shall give notice thereof to the applicable Nominee, including liabilities or claims to be applied against the indemnification deductible established pursuant to Section 3.6 hereof; provided, that failure to give notice to such Nominee will not relieve such Nominee from any liability which it may have to any Indemnified Party, unless, and only to the extent that, such failure (a) shall have caused prejudice to the defense of such claim or (b) shall have materially increased the costs or potential liability of such Nominee by reason of the inability or failure of such Nominee (due to such lack of prompt notice) to be involved in any investigations or negotiations regarding any such claim. Such notice shall describe in reasonable detail the facts known to such Indemnified Party giving rise to such claim, and the amount or good faith estimate of the amount of Losses arising therefrom. Unless prohibited by law, such Indemnified Party shall deliver to such Nominee, promptly after such Indemnified Party’s receipt thereof, copies of all notices and documents received by such Indemnified Party relating to such claim. The Indemnified Party shall permit such Nominee, at the option and expense of such Nominee, to assume the defense of any such claim by counsel selected by such Nominee and reasonably satisfactory to the Indemnified Party, and to settle or otherwise dispose of the same; provided, however, that the Indemnified Party may at all times participate in such defense at its sole expense; and provided further, however, that no Nominee shall, in defense of any such claim, except with the prior written consent of the Indemnified Party in its sole and absolute discretion, consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff in question to all Indemnified Parties a release of all liabilities in respect of such claims, or that does not result only in the payment of money damages which are paid (or deemed paid) in full by the applicable Nominee. If the applicable Nominee shall fail to undertake such defense within 30 days after such notice, or within such shorter time as may be reasonable under the circumstances to the extent required by applicable law, then the Indemnified Party shall have the right to undertake the defense, compromise or settlement of such liability or claim on behalf of and for the account of the applicable Nominee at such Nominee’s sole cost and expense (subject to the limitations in Section 3.6); provided, however, that such Nominee will not be obligated to indemnify the Indemnified Parties for any compromise or settlement entered into without such Nominee’s prior written consent, which consent shall not be unreasonably withheld or delayed.

3.6 Limitations on Indemnification Under Section 3.2(a).

(a) No Nominee shall be liable under Section 3.2(a) hereof unless and until the total amount recoverable by the Indemnified Parties from the Nominees under Section 3.2(a) hereof exceeds one percent (1%) of the value of the aggregate Total Consideration (valuing Common Stock and OP Units based upon the initial public offering price of the Common Stock) issued to the Nominees, and then only to the extent of such excess.

(b) Notwithstanding anything contained herein to the contrary, the maximum aggregate liability of a Nominee under Section 3.2(a) hereof shall not exceed ten percent (10%) of the value of such Nominee’s aggregate Total Consideration (valuing Common Stock and OP Units based upon the initial public offering price of the Common Stock). Notwithstanding anything contained herein to the contrary, before taking recourse against any assets of the Nominees and subject to the limitations set forth in the following sentence, the Indemnified Parties shall look first to available insurance proceeds (including without limitation any title insurance proceeds, if applicable), and then to the applicable Nominee’s Common Stock and OP Units pursuant to the Pledge Agreement, for indemnification under this Article 3, valuing such Common Stock and OP Units based upon the initial public offering price of the Common Stock (and agree to treat any return of Common Stock and OP Units as an adjustment to the consideration delivered to the applicable Nominee pursuant to the Formation Transactions). Following the Closing and the issuance of Common Stock and/or OP Units to the applicable Nominees, no Indemnified Party shall have recourse to any other assets of the Nominees other than the Common Stock and OP Units pledged pursuant to the Pledge Agreement, and to the extent applicable, any relevant insurance policies. Notwithstanding anything to the contrary in this Agreement or in the Contribution Agreement, neither the Contributor nor the Nominees shall be liable to the Indemnified Parties for any indirect, special or consequential damages, loss of profits, Taxes relating to Tax years beginning on or after the closing of the Formation Transactions, loss of value or other similar speculative damages asserted or claimed by the Indemnified Parties.

(c) Notwithstanding anything to the contrary set forth herein, the limitations in this Section 3.6 shall not apply to any covenants or obligations of a Nominee under Article 2 hereof.

3.7 Limitation Period.

(a) Notwithstanding the foregoing, any claim for indemnification under Section 3.2 hereof must be asserted in writing by the Indemnified Party, stating the nature of the Losses and the basis for indemnification therefor on or prior to the first (1st) anniversary of the Closing.

(b) Subject to Section 3.7(a), if asserted in writing on or prior to first (1st) anniversary of the Closing, any claims for indemnification pursuant to Section 3.2 shall survive until resolved by mutual agreement between the applicable Nominee and the Indemnified Party or pursuant to Section 6.14 of this Agreement, and any claim for indemnification pursuant to Section 3.2 not so asserted in writing on or prior to the first (1st) anniversary of the Closing shall not thereafter be asserted and shall forever be waived.

ARTICLE IV.

PRE-CLOSING; CLOSING

Section 4.1 Pre-Closing Deliveries. On or before the Pre-Closing Date, the parties shall make, execute, acknowledge and deliver into escrow with the Escrow Agent, or cause to be made, executed, acknowledged and delivered into escrow with Escrow Agent through the Attorney-in-Fact, the legal documents and other items (collectively the “Closing Documents”) to which it is a party or for which it is otherwise responsible that are necessary to carry out the intention of this Agreement and the Contribution Agreement and the other transactions contemplated to take place in connection therewith. The Closing Documents and other items to be delivered into escrow at the Pre-Closing shall include, without limitation, the following:

(a) The OP Agreement;

(b) The Amendment, OP Unit Certificates, Share Certificates, evidence of delivery of uncertificated shares of Common Stock by book-entry, and/or other evidence of the transfer of OP Units and/or shares of Common Stock to the applicable Nominees;

(c) An affidavit from each Nominee stating, under penalty of perjury, such Nominee’s United States Taxpayer Identification Number and that such Nominee is not a foreign person pursuant to Section 1445(b)(2) of the Code and a comparable affidavit satisfying California and any other withholding requirements; and

(d) The Operating Partnership and the Company, on the one hand, and each Nominee, on the other hand, shall provide to the other a certified copy of all appropriate corporate resolutions or partnership or limited liability company actions (if applicable) authorizing the execution, delivery and performance by the Operating Partnership and the Company (if so requested by a Nominee) and each Nominee (if so requested by the Operating Partnership or the Company) of this Agreement, and any related documents and the documents listed in this Section 4.1.

Section 4.2 Closing; IPO Closing Deliveries. On or before the date of the IPO Closing, (i) the Closing Documents shall be released from escrow and delivered to the applicable parties, and the Closing shall be deemed to have occurred, and (ii) the parties shall make, execute, acknowledge and deliver, or cause to be made, executed, acknowledged and delivered through the Attorney-in-Fact, the legal documents and other items (collectively the “IPO Closing Documents”) to which it is a party or for which it is otherwise responsible that are necessary to carry out the intention of this Agreement and the Contribution Agreement and the other transactions contemplated to take place in connection therewith, which IPO Closing Documents and other items shall include, without limitation, the following:

(a) The Registration Rights Agreement, signed by or on behalf of each Nominee, certain other parties and the Company, substantially in the form attached as Exhibit F to the Contribution Agreement;

(b) Lock-up Agreements, signed by or on behalf of each Nominee, each such Lock-up to be substantially in the form attached as Exhibit G to the Contribution Agreement, and which shall have been executed and delivered concurrently with the execution and delivery of this Agreement;

(c) The Pledge Agreement, signed by or on behalf of each Nominee, substantially in the form attached as Exhibit H to the Contribution Agreement; and

(d) If requested by the Operating Partnership, a certified copy of all appropriate corporate resolutions or partnership actions (if applicable) authorizing the execution, delivery and performance by each Nominee of the documents listed in this Section 4.2.

Section 4.3 Grant of Power of Attorney. Each Nominee hereby irrevocably appoints the Operating Partnership (or its designee) and any successor thereof from time to time (such Operating Partnership or designee or any such successor of any of them acting in his, her or its capacity as attorney-in-fact pursuant hereto, the “Attorney-In-Fact”) as the true and lawful attorney-in-fact and agent of each such Nominee, to act in the name, place and stead of each such Nominee to make, execute, acknowledge and deliver all such other deeds (including grant deeds if applicable), assignments, contracts, orders, receipts, notices, requests, instructions, certificates, consents, letters and other writings (including without limitation the execution of any Closing Documents including, but not limited to, any registration rights agreements, partnership agreements, pledge agreements and any lock-up agreements), to provide information to the Securities and Exchange Commission and others about the transactions contemplated hereby and, in general, to do all things and to take all actions which the Attorney-in-Fact in its sole discretion may consider necessary or proper in connection with or to carry out the transactions contemplated by this Agreement, as fully as could the applicable Nominee if personally present and acting (the “Power of Attorney”), provided, that the Operating Partnership may not take any such action on behalf of such Nominee unless such action is in accordance with the terms of this Agreement and/or the Contribution Agreement and the Attorney-in-Fact has given such Nominee reasonable prior written notice (including by electronic means) to Daniel Hirsch of Farallon Capital Management, L.L.C. and Scott Budlong of Richards, Kibbe & Orbe LLP for each action to be so taken by the Attorney-in-Fact; and, provided further, the parties agree and acknowledge, for the benefit of each Nominee, that, notwithstanding any provision of this Section 4.3 or the Contribution Agreement, the Attorney-In-Fact is not hereby or thereby granted, and shall not purport to exercise, any authority to execute any instrument creating, directly or indirectly, any liability personal to any Nominee.

The Power of Attorney and all authority granted hereby shall be coupled with an interest and therefore shall be irrevocable and shall not be terminated by any act of the Nominees, and if any other such act or events shall occur before the completion of the transactions contemplated by this Agreement, the Attorney-in-Fact shall nevertheless be authorized and directed to complete all such transactions as if such other act or events had not occurred and regardless of notice thereof. Each of the Nominees agrees that, at the request of Operating Partnership, it will promptly execute and deliver to the Operating Partnership a separate power of attorney on the same terms set forth in this Section 4.3, such execution to be witnessed and notarized, and in recordable form (if necessary). Each Nominee hereby authorizes the reliance of third parties on the Power of Attorney with respect to such Nominee.

The Nominees acknowledge that the Operating Partnership has, and any designee or successor thereof acting as Attorney-in-Fact may have, an economic interest in the transactions contemplated by this Agreement.

Section 4.4 Limitation on Liability. It is understood that the Attorney-in-Fact assumes no responsibility or liability to any person by virtue of the Power of Attorney granted by each of the Nominees hereby. The Attorney-in-Fact makes no representations with respect to and shall have no responsibility in its capacity as Attorney-in-Fact for the Formation Transactions or the Public Offering, or the acquisition of the Partnership Interests, the Contributed Assets or the Assumed Agreements by the Operating Partnership or the assumption of the Assumed Liabilities by the Operating Partnership and shall not be liable in its capacity as Attorney-in-Fact for any error or judgment or for any act done or omitted or for any mistake of fact or law except for its own gross negligence or bad faith, or breach of this Agreement or the terms of its power of attorney provided for herein. Each Nominee agrees to indemnify the Attorney-in-Fact for and to hold the Attorney-in-Fact harmless against any loss, claim, damage or liability (including reasonably attorneys’ fees) incurred on its part arising out of or in connection with it acting as the Attorney-in-Fact under the Power of Attorney created by such Nominee hereby, as well as the cost and expense of investigating and defending against any such loss, claim, damage or liability, except to the extent such loss, claim, damage or liability is due to its own gross negligence or bad faith, or breach of this Agreement or the terms of its power of attorney provided for herein. Each Nominee agrees that the Attorney-in-Fact may consult with counsel of its own choice (who may be counsel for Operating Partnership or its successors or affiliates), at its own cost, and it shall have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel. It is understood that the Attorney-in-Fact may, without breaching any express or implied obligation to any Nominee hereunder, release, amend or modify any other power of attorney granted by any other person under any related agreement.

Section 4.5 Ratification; Third Party Reliance. Each Nominee hereby ratifies and confirms that the Attorney-in-Fact shall lawfully do or cause to be done by virtue of the exercise of the powers granted unto it by such Nominee under Section 4.3, and each Nominee authorizes the reliance of third parties on this Power of Attorney and waives its rights, if any, as against any such third party for its reliance hereon.

ARTICLE V.

WAIVERS AND CONSENTS

Each of the releases and waivers enumerated in this Article 5 shall become effective only upon the Closing of the contribution and exchange of the Partnership Interests pursuant to Articles 1 and 2 of the Contribution Agreement:

Section 5.1 Waiver of Rights Under Partnership Agreement; Consents With Respect to Partnership Interests.

(a) As of the Closing, each Nominee waives and relinquishes all rights and benefits (if any) otherwise afforded to such Nominee under the Partnership Agreement including, without limitation, any rights of appraisal, rights of first offer or first refusal, buy/sell agreements, and any right to consent to or approve of the sale or contribution by the other partners or members of each Partnership of their Partnership Interests to the Operating Partnership, the Company or any direct or indirect subsidiary thereof and any and all notice provisions related thereto, except for any rights and benefits retained by the Nominee in connection with the Excluded Assets. Each Nominee acknowledges that the agreements contained herein and the transactions contemplated hereby and any actions taken in contemplation of the transactions contemplated hereby may conflict with, and may not have been contemplated by, the Partnership Agreement or other agreements among one or more holders of the Partnership Interests or one or more of the partners of the Partnership. With respect to the Partnership and the Property, the applicable Nominee expressly gives all Consents (and any consents necessary to authorize the proper parties in interest to give all Consents) and Waivers it is entitled to give (if any) that are necessary or desirable to (i) facilitate any Conveyance Action (as hereinafter defined) relating to the Partnership or the Property, (ii) cause the Partnership to have authority to transfer the Partnership Interests or the Property to the Operating Partnership, and (iii) receive OP Units and/or Common Stock directly from the Partnership if the Partnership or one or more of the Partnership’s subsidiaries transfers assets or interests directly to the Operating Partnership and to reduce the consideration otherwise payable by the Operating Partnership hereunder as a result of such direct transfer by the Partnership or its subsidiaries on account of the Nominee receiving any amount reduced hereunder from the Partnership or its subsidiaries making such direct transfer. In addition, if the transactions contemplated hereby occur, this Agreement shall be deemed to be an amendment to the Partnership Agreement to the extent the terms herein conflict with the terms thereof, including without limitation, terms with respect to allocations, distributions and the like. In the event the transactions contemplated by this Agreement do not occur, nothing in this Agreement shall be deemed to be or construed as an amendment or modification of, or commitment of any kind to amend or modify, the Partnership Agreement, which shall remain in full force and effect without modification.

(b) As used herein, the term “Conveyance Action” means (i) the transfer, conveyance or agreement to convey by a partner thereof or by any holder of an indirect interest therein (whether or not such partner or holder is a Nominee) directly, by Direct Contribution, Merger, Division or otherwise of its direct or indirect interest in the Partnership or the Property to the Operating Partnership or the Company at Closing, if elected by the Operating Partnership, provided, however, that a Direct Contribution, Subsidiary Contribution, Merger or Division shall not materially and adversely affect the Contributor or any Nominee in any way, including, without limitation, by impacting the tax treatment to the Contributor or any Nominee, without the prior written consent of such Contributor or Nominee, or (ii) the entering into by any such partner or holder any agreement relating to (x) the formation of the Operating Partnership or the Company, or (y) the direct or indirect acquisition by the Operating Partnership or the Company of any such direct or indirect interest or (iii) the taking by any such partner or holder of any action necessary or desirable to facilitate any of the foregoing, including, without limitation, the following (provided that the same are taken in furtherance of the foregoing): any sale or distribution to any Person of a direct or indirect interest in the Partnership or the Property, the entering into any agreement with any Person that grants to such Person the right to purchase a direct or indirect interest in the Partnership or the Property, and the giving of the Consents and Waivers contained in this Section or consents or waivers similar thereto in form or purpose.

(c) As used herein, the term “Consents” means, with respect to the Partnership or the Property, any consent necessary or desirable under the Partnership Agreement or any other agreement among all or any of the holders of interests therein or any other agreement relating thereto or referred to therein (i) to cause the Partnership to have authority to permit any and all Conveyance Actions relating to the Partnership or the Property or to amend any the Partnership Agreement and/or other agreements so that no provision thereof prohibits, restricts, impairs or interferes with any Conveyance Action (such amendments to include, without limitation, the deletion of provisions which cause a default under such agreement if interests therein are transferred for cash), (ii) to admit the Operating Partnership as a substitute member or partner of the Partnership upon the Operating Partnership’s acquisition of the Partnership Interests therein, respectively, and to adopt such amendment as is necessary or desirable to effect such admission, (iii) to adopt any amendment to the Partnership Agreement as may be reasonably be deemed desirable by the Operating Partnership, either simultaneously with or immediately prior to the acquisition of any interest therein, and (iv) to continue the Partnership following the transfer of interest therein to the Operating Partnership.

(d) As used herein, the term “Waivers” means, with respect to the Partnership or the Property, the waiving of any and all rights (if any) that a Nominee may have with respect to, and (to the extent controlled by such Nominee) that any such other Person may have with respect to, or that may accrue to a Nominee or such other controlled Person upon the occurrence of, a Conveyance Action relating to the Partnership or the Property, including, but not limited to, the following rights: rights of notice, rights to response periods, rights to purchase the direct or indirect interests of another partner in the Partnership or the Property or to sell such Nominee’s or other Person’s direct or indirect interest therein to another partner, rights to sell such Nominee’s or other Person’s direct or indirect interest therein at a price other than as provided herein, or rights to prohibit, limit, invalidate, otherwise restrict or impair any such Conveyance Action or to cause a termination or dissolution of the Partnership because of such Conveyance Action. Each Nominee further covenants that it will take no action to enjoin, or seek damages resulting from, any Conveyance Action by any holder of a direct or indirect interest in the Partnership or the Property in which the Partnership Interests represent a direct or indirect interest.

The Waivers and Consents contained in this Section shall terminate upon the termination of this Agreement, except as to transactions completed hereunder prior to termination.

ARTICLE VI.

MISCELLANEOUS

Section 6.1 Further Assurances. The Nominees and the Operating Partnership and the Company shall take such other actions and execute such additional documents following the Closing as the other may reasonably request in order to effect the transactions contemplated hereby.

Section 6.2 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 6.3 Governing Law. This Agreement shall be governed by the internal laws of the State of California, without regard to the choice of laws provisions thereof.

Section 6.4 Amendment; Waiver. Any amendment hereto shall be in writing and signed by all parties hereto. No waiver of any provisions of this Agreement shall be valid unless in writing and signed by the party against whom enforcement is sought.

Section 6.5 Entire Agreement. This Agreement, the exhibits and schedules hereto and the agreements referred to in Sections 4.1 and 4.2 hereof constitute the entire agreement and supersede conflicting provisions set forth in all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof, as the case may be.

Section 6.6 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that this Agreement may not be assigned (except by operation of law) by any party without the prior written consent of the other parties, and any attempted assignment without such consent shall be void and of no effect, except that the Operating Partnership may assign its rights and obligations hereunder to an affiliate.

Section 6.7 Titles. The titles and captions of the Articles, Sections and paragraphs of this Agreement are included for convenience of reference only and shall have no effect on the construction or meaning of this Agreement.

Section 6.8 Third Party Beneficiary. Except as may be expressly provided or incorporated by reference herein, including, without limitation, the indemnification provisions hereof, no provision of this Agreement is intended, nor shall it be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any customer, affiliate, stockholder, partner, member, director, officer or employee of any party hereto or any other person or entity.

Section 6.9 Severability. If any provision of this Agreement, or the application thereof, is for any reason held to any extent to be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision and to execute any amendment, consent or agreement deemed necessary or desirable by the Operating Partnership to effect such replacement.

Section 6.10 Reliance. Each party to this Agreement acknowledges and agrees that it is not relying on tax advice or other advice from the other party to this Agreement, and that it has or will consult with its own advisors. Except to the extent attributable to a breach by the Operating Partnership of any tax-related representations, warranties or covenants set forth in this Agreement or any Exhibit to this Agreement or the Contribution Agreement, the Operating Partnership shall not be liable for any damages resulting from a successful challenge of the treatment or characterization by any taxing authority of the transactions contemplated herein.

Section 6.11 Survival. It is the express intention and agreement of the parties hereto that the representations, warranties and covenants of each of the Nominees set forth in this Agreement shall survive the consummation of the transactions contemplated hereby, subject, however, to the limitations set forth in Section 3.7. The provisions of this Agreement that contemplate performance after the Closing and the obligations of the parties not fully performed at the Closing shall survive the Closing and shall not be deemed to be merged into or waived by the instruments of Closing. Notwithstanding any provision to the contrary set forth herein, in the event that the Closing shall not occur, the Nominees shall have no liability hereunder or under any document or other items delivered pursuant hereto.

Section 6.12 Notice. Any notice to be given hereunder by any party to the other shall be given in writing by either (i) personal delivery, (ii) registered or certified mail, postage prepaid, return receipt requested, or (iii) facsimile transmission (provided such facsimile is followed by an original of such notice by mail or personal delivery as provided herein), and any such notice shall be deemed communicated as of the date of delivery (including delivery by overnight courier, certified mail or facsimile). Mailed notices shall be addressed as set forth below, but any party may change the address set forth below by written notice to other parties in accordance with this paragraph.

To the Company and/or the Operating Partnership:

11601 Wilshire Boulevard, Suite 1600

Los Angeles, California 90025

Phone: (310) 445-5702

Facsimile: (310) 445-5710

Attn: Mark Lammas

with a copy to:

Latham & Watkins, LLP

355 South Grand Avenue

Los Angeles, CA 90071-1560

Phone: (213) 891-8640

Facsimile: (213) 891-8763

Attn: Brad Helms

To the Nominees:

As set forth on the Signature Page

With a copy (which shall not constitute notice) to:

Pircher, Nichols & Meeks

1925 Century Park East, Suite 1700

Los Angeles, California 90067

Phone: (310) 201-8900

Facsimile: (310) 210-8922

Attn: Real Estate Notices (SAC/DBG)

Section 6.13 Equitable Remedies. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with the specific terms hereof or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any federal or state court located in California (as to which the parties agree to submit to jurisdiction for the purpose of such action), this being in addition to any other remedy to which the parties are entitled under this Agreement; provided, however, that nothing in this Agreement shall be construed to permit the Nominees to enforce consummation of the Public Offering.

Section 6.14 Dispute Resolution. The parties hereby agree that, in order to obtain prompt and expeditious resolution of any disputes under this Agreement, each claim, dispute or controversy of whatever nature, arising out of, in connection with, or in relation to the interpretation, performance or breach of this Agreement (or any other agreement contemplated by or related to this Agreement or any other agreement between the parties), including without limitation any claim based on contract, tort or statute, or the arbitrability of any claim hereunder (an “Arbitrable Claim”), shall, subject to Section 6.13 above, be settled by final and binding arbitration conducted in Los Angeles, California. The arbitrability of any Arbitrable Claims under this Agreement shall be resolved in accordance with a two-step dispute resolution process administered by Judicial Arbitration & Mediation Services, Inc. (“JAMS”) involving, first, mediation before a retired judge from the JAMS panel, followed, if necessary, by final and binding arbitration before the same, or if requested by either party, another JAMS panelist. Such dispute resolution process shall be confidential and shall be conducted in accordance with California Evidence Code Section 1119.

(a) Mediation. In the event any Arbitrable Claim is not resolved by an informal negotiation between the parties within fifteen (15) days after either party receives written notice that a Arbitrable Claim exists, the matter shall be referred to the Los Angeles, California office of JAMS, or any other office agreed to by the parties, for an informal, non-binding mediation consisting of one or more conferences between the parties in which a retired judge will seek to guide the parties to a resolution of the Arbitrable Claims. The parties shall select a mutually acceptable neutral arbitrator from among the JAMS panel of mediators. In the event the parties cannot agree on a mediator, the Administrator of JAMS will appoint a mediator. The mediation process shall continue until the earliest to occur of the following: (i) the Arbitrable Claims are resolved, (ii) the mediator makes a finding that there is no possibility of resolution through mediation, or (iii) thirty (30) days have elapsed since the Arbitrable Claim was first scheduled for mediation.

(b) Arbitration. Should any Arbitrable Claims remain after the completion of the mediation process described above, the parties agree to submit all remaining Arbitrable Claims to final and binding arbitration administered by JAMS in accordance with the then existing JAMS Arbitration Rules. Neither party nor the arbitrator shall disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties. Except as provided herein, the California Arbitration Act shall govern the interpretation, enforcement and all proceedings pursuant to this subparagraph. The arbitrator is without jurisdiction to apply any substantive law other than the laws selected or otherwise expressly provided in this Agreement. The arbitrator shall render an award and a written, reasoned opinion in support thereof. Judgment upon the award may be entered in any court having jurisdiction thereof.

(c) Survivability. This dispute resolution process shall survive the termination of this Agreement. The parties expressly acknowledge that by signing this Agreement, they are giving up their respective right to a jury trial.

Section 6.15 Enforcement Costs. Should either party institute any action or proceeding under Section 6.14 above (or, with respect to the Operating Partnership, Sections 6.13 or 6.14 above), the prevailing party shall be entitled to receive all reasonable costs and expenses (including reasonable attorneys’ fees) incurred by such prevailing party in connection with such action or proceeding. A party entitled to recover costs and expenses under this Section shall also be entitled to recover all costs and expenses (including reasonable attorneys’ fees) incurred in the enforcement of any judgment or settlement obtained in such action or proceeding and provision (and in any such judgment provision shall be made for the recovery of such post-judgment costs and expenses).

Section 6.16 Several Liability. It is understood and acknowledged that to the extent any Nominee makes a representation, warranty or covenant hereunder, or assumes liability for indemnification or otherwise hereunder, the same is made or assumed by such Nominee severally, and not jointly or jointly and severally with any other Nominee.

Section 6.17 Term of Agreement. This Agreement shall automatically terminate upon the termination of the Contribution Agreement and shall thereafter be of no further force and effect, and thereafter neither the Operating Partnership nor the Nominees shall have any further obligations hereunder except as specifically set forth herein.

[signature page to follow]

IN WITNESS WHEREOF, the parties have executed this Representation, Warranty and Indemnity Agreement as of the date first written above.

“OPERATING PARTNERSHIP”

Hudson Pacific Properties, L.P.,
a Maryland limited partnership

By: Hudson Pacific Properties, Inc. a Maryland corporation
Its: General Partner

By:
Name:
Title: Chief Executive Officer

“COMPANY”

Hudson Pacific Properties, Inc.

By:
Name:
Title:

[signatures continue on following page]

“NOMINEES”

FARALLON CAPITAL PARTNERS, L.P.

By:	Farallon Partners, L.L.C., its General Partner

By:
Name:
Managing Member

Address:

FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.

By:	Farallon Partners, L.L.C., its General Partner

By:
Name:
Managing Member

Address:

FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P.

By:	Farallon Partners, L.L.C., its General Partner

By:
Name:
Title:

Address:

EXHIBIT A

NOMINEES

FARALLON CAPITAL PARTNERS, L.P.

FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.

FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P.

EXHIBIT A

EXHIBIT B

FORM OF CONTRIBUTION AGREEMENT

EXHIBIT B

EXHIBIT C

FORM OF FARALLON CONTRIBUTION AGREEMENT

EXHIBIT C